UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2005

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas	77008
(Address of Principal Executive Offices)	(Zip Code)

(713) 880-6500
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	OTHER EVENTS.

We are filing the unaudited condensed consolidated balance sheet of Enterprise Products GP, LLC at March 31, 2005, which is included as Exhibit 99.1 to this current report. Enterprise Products GP, LLC is the general partner of Enterprise Products Partners L.P.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

99.1	Unaudited Condensed Consolidated Balance Sheet of Enterprise Products GP, LLC at March 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products GP, LLC, as general partner

Date: June 24, 2005	By:	___/s/ Michael J. Knesek________________
Michael J. Knesek
Senior Vice President, Controller
and Principal Accounting Officer
of Enterprise Products GP, LLC

EXHIBIT 99.1

Enterprise Products GP, LLC

Unaudited Condensed Consolidated Balance Sheet at March 31, 2005

ENTERPRISE PRODUCTS GP, LLC

TABLE OF CONTENTS

Unaudited Condensed Consolidated Balance Sheet at March 31, 2005	2

Notes to Unaudited Condensed Consolidated Balance Sheet

General	3

Recently issued accounting standards	4

Business combinations	4

Inventories	6

Property, plant and equipment	6

Investments in and advances to unconsolidated affiliates	7

Intangible assets and goodwill	8

Related party transactions	8

Minority interest	9

Capital structure	10

Debt obligations	11

Financial instruments	13

Segment information	14

Condensed financial information of Operating Partnership	15

Commitments and contingencies	16

Subsequent event	17

ENTERPRISE PRODUCTS GP, LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AT MARCH 31, 2005

(Dollars in thousands)

ASSETS
Current assets
Cash and cash equivalents	$ 57,774
Restricted cash	10,358
Accounts and notes receivable - trade, net of allowance for doubtful
accounts of $23,624	946,826
Accounts receivable - related parties	142
Inventories	309,552
Prepaid and other current assets	89,016
Total current assets	1,413,668
Property, plant and equipment, net	8,059,247
Investments in and advances to unconsolidated affiliates	557,979
Intangible assets, net of accumulated amortization of $96,794	960,137
Goodwill	456,694
Deferred tax asset	8,915
Long-term receivables	15,144
Other assets	55,981
Total assets	$ 11,527,765

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Current maturities of debt	$ 32,630
Accounts payable - trade	56,038
Accounts payable - related parties	17,479
Accrued gas payables	1,138,257
Accrued expenses	45,244
Accrued interest	69,595
Other current liabilities	112,926
Total current liabilities	1,472,169
Long-term debt	4,490,082
Other long-term liabilities	78,418
Minority interest	5,315,188
Commitments and contingencies
Members’ equity	171,908
Total liabilities and members’ equity	$ 11,527,765

See Notes to Unaudited Condensed Consolidated Balance Sheet.

ENTERPRISE PRODUCTS GP, LLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

1. GENERAL

Enterprise Products GP, LLC (“EPGP”) is a Delaware limited liability company formed in May 1998 that is the general partner of Enterprise Products Partners L.P. EPGP's primary business purpose is to manage the affairs and operations of Enterprise Products Partners, L.P. and its subsidiaries (collectively referred to as “EPD”). EPD is a publicly traded Delaware limited partnership listed on the New York Stock Exchange under symbol “EPD.” EPD conducts substantially all of its business through its wholly owned subsidiary, Enterprise Products Operating L.P. (the “Operating Partnership”). EPD and the Operating Partnership were formed to acquire, own and operate the natural gas liquids (“NGL”) business of EPCO, Inc. (“EPCO”).

Unless the context requires otherwise, references to “we”, “us”, “our”, “EPGP” or the “Company” within these notes shall mean EPGP and its consolidated subsidiaries, which include EPD and its subsidiaries. References to “Shell” shall mean Shell Oil Company, its subsidiaries and affiliates. References to “El Paso” shall mean El Paso Corporation and its affiliates.

At March 31, 2005, Duncan Family Interests, Inc. (“DFI") owned 85.6%, Dan Duncan, LLC ("DDC") owned 4.5% and DFI GP Holdings LP ("DFI GP") owned 9.9% of the membership interests of EPGP. DFI, DDC and DFI GP are collectively referred to as the “Members.” EPCO is the ultimate parent of DFI and an affiliate of DDC and DFI GP. In January 2005, DFI GP purchased El Paso's 9.9% membership interest in us. See Note 10 for additional information regarding this event.

In the opinion of the EPGP, the accompanying unaudited condensed consolidated balance sheet includes all adjustments consisting of normal recurring accruals necessary for a fair presentation. Although we believe the disclosures are adequate to make the information presented in the unaudited balance sheet not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC. EPGP’s unaudited March 31, 2005 balance sheet should be read in conjunction with its audited December 31, 2004 balance sheet filed on EPD’s Form 8-K (Commission File No. 1-14323) on March 31, 2005. In addition, this financial information should be read in conjunction with EPD’s Form 10-K for the year ended December 31, 2004 and its Form 10-Q for the three months ended March 31, 2005 (Commission File No. 1-14323). Certain abbreviated entity names and other capitalized and industry terms used within these footnotes are defined in the glossary of EPD’s Form 10-Q for the three months ended March 31, 2005.

Dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars, unless otherwise indicated.

We own a 2% general partner interest in EPD, which conducts substantially all of our business. We have no independent operations and no material assets outside those of EPD. The number of reconciling items between our consolidated balance sheet and that of EPD are few. The most significant is that relating to minority interest in our net assets by the limited partners of EPD and the elimination of our investment in EPD with our underlying partner’s capital account in EPD. See Note 9 for additional details of minority interest in our consolidated subsidiaries.

As a result of DFI acquiring Shell’s 30% membership interest in EPGP on September 12, 2003, the financial statements of EPD were consolidated with those of EPGP beginning in September 2003. This accounting consolidation is required because Shell’s minority interest rights in EPGP (which gave them significant participating rights) were terminated as a result of the purchase. This fact, along with DFI’s indirect control of EPD through its common unit holdings, gives EPGP the ability to exercise control over EPD. All significant intercompany accounts and transactions have been eliminated in consolidation.

2. RECENTLY ISSUED ACCOUNTING STANDARDS

SFAS No. 123(R), “Share-Based Payment.” This accounting guidance, which is applicable for public companies the first fiscal year beginning on or after June 15, 2005, replaces SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB No. 25, “Accounting for Stock Issued to Employees.” This Statement eliminates the ability to account for share-based compensation transactions using APB No. 25, and generally requires instead that such transactions be accounted for using a fair-value-based method. We are continuing to evaluate the provisions of SFAS No. 123(R) and will adopt the standard on January 1, 2006. Upon the required effective date, we will apply this statement using a modified version of prospective application as described in the standard.

On March 29, 2005, the SEC issued Staff Accounting Bulletin ("SAB") 107 to provide public companies additional guidance in applying the provisions of SFAS No. 123(R). Among other things, SAB 107 describes the SEC staff’s expectations in determining the assumptions that underlie the fair value estimates and discusses the interaction of SFAS No. 123(R) with certain existing SEC guidance. The guidance is also beneficial to users of financial statements in analyzing the information provided under SFAS No. 123(R). We will apply the provisions of SAB 107 upon the adoption of SFAS No. 123(R).

FIN 46(R)-5, “Implicit Variable Interests Under FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities.” On March 3, 2005, the FASB issued this guidance to address whether a reporting enterprise has an implicit variable interest in a variable interest entity or potential variable interest entity when specific conditions exist. FIN 46(R)-5 covers issues that commonly arise in leasing arrangements among related parties, as well as other types of arrangements involving both related and unrelated parties. Implicit variable interests are implied financial interests in an entity’s net assets exclusive of variable interests. An implicit variable interest acts the same as in an explicit variable interest except it involves the absorbing and (or) receiving of variability indirectly from the entity (rather than directly). The identification of an implicit variable interest is a matter of judgment that depends on the relevant facts and circumstances. This guidance is effective for our fiscal quarter ending June 30, 2005. We are continuing to evaluate the provisions of FIN 46(R)-5, which may affect certain non-material leases of office space from a related party.

FIN 47, "Accounting for Conditional Asset Retirement Obligations."  Under SFAS No. 143, "Accounting for Asset Retirement Obligations," a company must record a liability for its legal obligations resulting from the eventual retirement of its tangible long-lived assets, whether that obligation results from the acquisition, construction, or development of the asset. However, many companies have not recorded a liability, concluding that either (1) the conditional nature of the obligation does not create a liability until the retirement activity occurs or (2) the timing and/or the method of settling the obligation is unknown.  FIN 47 concludes otherwise.   If required legally, an obligation associated with the asset’s retirement is inevitable even though uncertainties exist about the timing and/or method of settling the obligation. According to FIN 47, these uncertainties affect the fair value of the liability, rather than prevent the need to record one at all. Additionally, the ability of a company to postpone indefinitely the settlement of the obligation, or to sell the asset prior to its retirement, does not relieve a company of its present duty to settle the obligation. We are currently studying the effects of FIN 47 on our accounting policy for asset retirement obligations. We will adopt FIN 47 in December 2005.

3. BUSINESS COMBINATIONS

Indian Springs acquisition in January 2005. In January 2005, we paid El Paso $74.5 million for their membership interests in Teco Gas Gathering, LLC and Teco Gas Processing, LLC. As a result of this acquisition, we indirectly own an 80% equity interest in the 89-mile Indian Springs Gathering System and a 75% equity interest in the Indian Springs natural gas processing facility, both of which are located in East Texas. The Indian Springs processing facility has capacity to process up to 120 MMcf/d of natural gas and there is an idle 20 MMcf/d production train available for restart to support increases in natural gas volumes. The natural gas processed at the Indian Springs processing facility is sourced from the Indian Springs Gathering System, as well as our nearby Big Thicket Gathering System.

Acquisition of additional interests in Dixie in January and February 2005. We purchased an approximate 20% interest in Dixie from an affiliate of ConocoPhillips in January 2005 for $31 million and an approximate 26% interest in Dixie from an affiliate of ChevronTexaco in February 2005 for $40 million. As a result of these acquisitions, our ownership interest in Dixie increased to approximately 66% and Dixie became a consolidated subsidiary of ours in February 2005. Dixie owns and operates the 1,301-mile Dixie Pipeline, which transports propane from supply areas in Texas, Louisiana and Mississippi to markets throughout the southeastern United States. The Dixie Pipeline is regulated by the FERC and transports an average of approximately 100 MBPD of propane.

GulfTerra Merger purchase price and purchase price allocation adjustments. During the first quarter of 2005, we made purchase price adjustments related to the GulfTerra Merger, and we revised our preliminary purchase price allocation related to the GulfTerra Merger. The purchase price adjustments of $6.5 million were primarily attributable to merger-related financial advisory services and involuntary severance costs, both of which were attributable to the GulfTerra Merger.

The GulfTerra Merger was completed on September 30, 2004, when GulfTerra merged with a wholly owned subsidiary of EPD. The aggregate value of total consideration EPD paid or issued to complete the GulfTerra Merger was approximately $4 billion. Our purchase price allocations related to the GulfTerra Merger remain preliminary and could change due to the refinement of our estimates.

Allocation of purchase price for 2005 business combinations and other purchase accounting adjustments

The acquisitions and post-closing purchase price adjustments described previously were accounted for under the purchase method of accounting and, accordingly, the cost of each has been allocated to the assets acquired and liabilities assumed based on their estimated fair values as follows:

	Indian
	Springs	Dixie	GulfTerra	Other	Total
Purchase price allocation:
Assets acquired in business combination:
Current assets	$ 355	$ 6,038	$ 8,864		$ 15,257
Property, plant and equipment, net	74,500	125,734		$ 1,121	201,355
Investments in and advances to
unconsolidated affiliates		(36,279)			(36,279)
Other assets		276			276
Total assets acquired	74,855	95,769	8,864	1,121	180,609
Liabilities assumed in business combination:
Current liabilities		(6,620)	89		(6,531)
Long-term debt		(13,972)			(13,972)
Other long-term liabilities		(2,552)			(2,552)
Minority interest		(4,576)			(4,576)
Total liabilities assumed	-	(27,720)	89	-	(27,631)
Total assets acquired less liabilities assumed	74,855	68,049	8,953	1,121	152,978
Total consideration given	74,855	68,049	6,453	1,121	150,478
Goodwill	$ -	$ -	$ (2,500)	$ -	$ (2,500)

The purchase price allocations shown in the preceding table for the recent Indian Springs and Dixie business combinations are preliminary. EPD has engaged an independent third-party business valuation expert to assess the fair values of the tangible and intangible assets of these entities. This information will assist management in the development of definitive allocations of the overall purchase prices for these transactions.

4. INVENTORIES

Our inventories consisted of the following at March 31, 2005:

Working inventory	$ 309,025
Forward-sales inventory	527
Inventory	$ 309,552

Our regular trade (or “working”) inventory is comprised of inventories of natural gas, NGLs and petrochemical products that are available for sale or used in the provision of services. The forward sales inventory is comprised of segregated NGL volumes dedicated to the fulfillment of forward-sales contracts. Both inventories are valued at the lower of average cost or market.

5. PROPERTY, PLANT AND EQUIPMENT

Our property, plant and equipment and accumulated depreciation were as follows at March 31, 2005:

	Estimated
	Useful Life
	in Years
Plants and pipelines (1)	5-35 (5)	$ 7,933,372
Underground and other storage facilities (2)	5-35 (6)	527,619
Platforms and facilities (3)	23-31	162,645
Transportation equipment (4)	3-10	7,422
Land		30,293
Construction in progress		296,603
Total		8,957,954
Less accumulated depreciation		898,707
Property, plant and equipment, net		$ 8,059,247

(1)   Plants and pipelines includes processing plants; NGL, petrochemical, oil and natural gas pipelines; terminal loading and unloading facilities; office furniture and equipment; buildings; laboratory and shop equipment; and related assets.

(2)   Underground and other storage facilities includes underground product storage caverns; storage tanks; water wells; and related assets.

(3)   Platforms and facilities includes offshore platforms and related facilities and other associated assets.

(4)   Transportation equipment includes vehicles and similar assets used in our operations.

(5)   In general, the estimated useful lives of major components of this category are: processing plants, 20-35 years; pipelines, 18-35 years (with some equipment at 5 years); terminal facilities, 10-35 years; office furniture and equipment, 3-20 years; buildings 20-35 years; and laboratory and shop equipment, 5-35 years.

(6)   In general, the estimated useful lives of major components of this category are: underground storage facilities, 20-35 years (with some components at 5 years); storage tanks, 10-35 years; and water wells, 25-35 years (with some components at 5 years).

6. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

We own interests in a number of related businesses that are accounted for using the equity method. Our investments in and advances to our unconsolidated affiliates at March 31, 2005 are grouped in the following table according to the business segment to which they relate. For a general discussion of our business segments, see Note 13.

	Ownership
	Percentage
Offshore Pipelines & Services:
Poseidon	36%	$ 64,617
Cameron Highway (1)	50%	126,581
Deepwater Gateway	50%	119,098
Neptune	25.67%	71,109
Nemo	33.92%	12,932
Onshore Natural Gas Pipelines & Services:
Evangeline	49.5%	2,939
Coyote	50%	2,218
NGL Pipelines & Services:
Dixie (2)
VESCO	13.1%	37,762
Belle Rose	41.7%	10,059
Promix	50%	63,378
BRF	32.3%	26,784
Petrochemical Services:
BRPC	30%	15,574
La Porte	50%	4,928
Total		$ 557,979

(1)     Cameron Highway began deliveries of Gulf of Mexico crude oil production to major refining markets along the Texas Gulf Coast during the first quarter of 2005.

(2)     We acquired an additional 20% ownership interest in Dixie in January 2005 and an additional 26.1% ownership interest in February 2005. As a result of these acquisitions, Dixie became a consolidated subsidiary.

In connection with obtaining regulatory approval for the GulfTerra Merger, we were required by the FTC to sell our ownership interest in Starfish by March 31, 2005. The $36.6 million carrying value of this investment was classified as "Assets held for sale" on our balance sheet at December 31, 2004. On March 31, 2005, we sold this asset to a third-party for $42.1 million in cash and realized a gain on the sale of $5.5 million.

On occasion, the price we pay to acquire an investment exceeds the carrying value of the underlying historical net assets (i.e., the underlying equity account balances on the books of the investee) that we purchase. These excess cost amounts are a component of our investments in and advances to unconsolidated affiliates. At March 31, 2005, our investments in Promix, La Porte, Neptune, Poseidon, Cameron Highway and Nemo included excess cost. At March 31, 2005, excess cost amounts included in our investments in and advances to unconsolidated affiliates totaled $49.7 million, which was attributed to tangible assets.

7. INTANGIBLE ASSETS AND GOODWILL

Intangible assets

The following table summarizes our intangible assets (which primarily consist of contracts and customer relationships) at March 31, 2005 by segment:

	Gross	Accum.	Carrying
	Value	Amort.	Value
Offshore Pipelines & Services	$ 207,012	$ (13,687)	$ 193,325
Onshore Natural Gas Pipelines & Services	434,150	(16,798)	417,352
NGL Pipelines & Services	359,237	(60,612)	298,625
Petrochemical Services	56,532	(5,697)	50,835
Total	$ 1,056,931	$ (96,794)	$ 960,137

Goodwill

The following table summarizes our goodwill amounts by segment at March 31, 2005. Of the $456.7 million of goodwill we have recorded at March 31, 2005, $374.3 million relates to goodwill we recorded in connection with the GulfTerra Merger.

Offshore Pipelines & Services	$ 61,934
Onshore Natural Gas Pipelines & Services	288,467
NGL Pipelines & Services	32,603
Petrochemical Services	73,690
Totals	$ 456,694

8. RELATED PARTY TRANSACTIONS

Historical Relationship with Shell. Historically, Shell was considered a related party because it owned more than 10% of EPD's limited partner interests and, prior to September 2003, it owned a 30% ownership interest in us. As a result of Shell selling a portion of its limited partner interests in EPD to a third party in December 2004 and March 2005, Shell now owns less than 10% of EPD's common units. In September 2003, Shell sold its 30% interest in us to an affiliate of EPCO. As a result of Shell's reduced equity interest in EPD and its lack of control of Enterprise, Shell ceased to be considered a related party beginning in the first quarter of 2005.

Relationship with EPCO. We have an extensive and ongoing relationship with EPCO. EPCO is controlled by Dan L. Duncan, who is one of our directors and Chairman. In addition, our executive and other officers are employees of EPCO, including Robert G. Phillips who is our President and Chief Executive Officer and one of our directors.

At December 31, 2004, EPCO and DDC, together, owned 90.1% of our membership interests. In January 2005, an affiliate of EPCO acquired El Paso’s 9.9% membership interest in us. As a result of this transaction, EPCO and its affiliates own 100% of our membership interests.

We have no employees. All of our management, administrative and operating functions are performed by employees of EPCO pursuant to the Administrative Services Agreement. We reimburse EPCO for the costs of its employees who perform operating functions for us and for costs related to its other management and administrative employees. We also have entered into an agreement with EPCO to provide trucking services for us for the transportation of NGLs and other products. In addition, we also buy from and sell to EPCO's Canadian affiliate certain NGL products.

We and EPD are both separate legal entities from EPCO and its other affiliates, with assets and liabilities that are separate from EPCO and its other affiliates. Historically, EPCO depended on cash distributions it received as an equity owner in EPD to fund most of its other operations and to meet its debt obligations.

Relationship with TEPPCO. On February 24, 2005, an affiliate of EPCO acquired Texas Eastern Products Pipeline Company, LLC ("TEPPCO GP"), the general partner of TEPPCO Partners, L.P. (“TEPPCO”), and 2,500,000 common units of TEPPCO from Duke Energy Field Services, LLC ("Duke Energy") for approximately $1.2 billion in cash. TEPPCO GP owns a 2% general partner interest in TEPPCO and is the managing partner of TEPPCO and its subsidiaries. Subsequently, EPCO reconstituted the board of directors of TEPPCO GP and Dr. Ralph Cunningham (a former independent director) was named Chairman of TEPPCO GP. Due to EPCO's actions to reconstitute the board of directors of TEPPCO GP and TEPPCO GP's ability to direct the management of TEPPCO, TEPPCO GP and TEPPCO became related parties to EPCO, EPGP and EPD during the first quarter of 2005.

On March 11, 2005, the Bureau of Competition of the FTC delivered written notice to EPCO’s legal advisor that it was conducting a non-public investigation to determine whether EPCO’s acquisition of TEPPCO GP may tend substantially to lessen competition. No filings were required under the Hart-Scott-Rodino Act in connection with EPCO’s purchase of TEPPCO GP. EPCO and its affiliates, including us, may receive similar inquiries from other regulatory authorities and intend to cooperate fully with any such investigations and inquiries. In response to such FTC investigation or any inquiries EPCO and its affiliates may receive from other regulatory authorities, we may be required to divest certain assets. In the event we are required to divest significant assets, our financial condition could be affected.

Relationship with unconsolidated affiliates. Our significant related party transactions with unconsolidated affiliates consist of the sale of natural gas to Evangeline, purchase of pipeline transportation services from Dixie (prior to its consolidation with our results beginning in February 2005, see Note 3) and the purchase of NGL storage, transportation and fractionation services from Promix. In addition, we sell natural gas to Promix and process natural gas at VESCO.

9. MINORITY INTEREST

Minority interest represents third-party and related party ownership interests in the net assets of certain of our subsidiaries. The following table shows the components of minority interest at March 31, 2005:

March 31,
2005
EPD’s limited partners
Non-affiliates of EPGP Members	$ 4,421,449
Affiliates of EPGP Members	811,183
Joint venture partners	82,556
$ 5,315,188

The minority interest attributable to EPD’s limited partners consists of EPD common units held by the public, Shell and affiliates of the Company, which primarily includes EPCO, and is net of unamortized deferred compensation of $10.3 million at March 31, 2005, which represents the value of EPD restricted common units issued to key employees of EPCO. The minority interest attributable to joint venture partners at March 31, 2005, is primarily attributable to our partners in Tri-States, Seminole, Wilprise, Independence Hub and the Mid-America pipeline system. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party investor's ownership in our consolidated balance sheet amounts shown as minority interest.

10. CAPITAL STRUCTURE

At March 31, 2005, our members’ equity account balances and ownership interests were as follows:

		Membership
		Percentage
DFI		85.6%	$ 54,196
DDC		4.5%	3,806
DFI GP		9.9%	91,781
	Subtotal		149,783
Accumulated other comprehensive income			22,125
	Total		$ 171,908

Earnings and cash distributions are allocated to Member capital accounts in accordance with their respective membership percentages. On September 30, 2004, El Paso was granted a 9.9% membership interest in the Company in connection with our acquisition of El Paso’s 50% membership interest in GulfTerra GP. In January 2005, DFI GP, an affiliate of EPCO, purchased El Paso’s 9.9% membership interest in us. As a result of these transactions, EPCO and affiliates own 100% of the membership interest in EPGP and, at March 31, 2005, approximately 38.6% of EPD’s total common units outstanding. El Paso no longer owns any interest in EPD or EPGP.

11. DEBT OBLIGATIONS

Our debt consisted of the following at March 31, 2005:

March 31,
2005
Operating Partnership debt obligations:
Multi-Year Revolving Credit Facility, variable rate, due September 2009 (1)	$ 300,000
Seminole Notes, 6.67% fixed-rate, due December 2005 (2)	15,000
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54,000
Senior Notes B, 7.50% fixed-rate, due February 2011	450,000
Senior Notes C, 6.375% fixed-rate, due February 2013	350,000
Senior Notes D, 6.875% fixed-rate, due March 2033	500,000
Senior Notes E, 4.00% fixed-rate, due October 2007	500,000
Senior Notes F, 4.625% fixed-rate, due October 2009	500,000
Senior Notes G, 5.60% fixed-rate, due October 2014	650,000
Senior Notes H, 6.65% fixed-rate, due October 2034	350,000
Senior Notes I, 5.00% fixed-rate, due March 2015	250,000
Senior Notes J, 5.75% fixed-rate, due March 2035	250,000
Dixie short-term commercial paper debt obligations	14,000
GulfTerra Senior Subordinated Notes (2,3)	5,719
EPGP related party obligation:
$370 Million Note, 6.25% fixed rate, due November 2019	365,409
Total principal amount	4,554,128
Other, including unamortized discounts and premiums and changes in fair value	(31,416)
Subtotal long-term debt	4,522,712
Less current maturities of debt	(32,630)
Long-term debt	$ 4,490,082

Standby letters of credit outstanding (4)	$ 135,152

(1)    The Multi-Year Revolving Credit Facility has a $750 million borrowing capacity, which is reduced by the amount of standby letters of credit outstanding.

(2)    Solely as it relates to the assets of our GulfTerra and Seminole subsidiaries, our senior indebtedness is structurally subordinated and ranks junior in right of payment to indebtedness of GulfTerra and Seminole.

(3)    GulfTerra’s remaining $0.8 million of 6.25% Senior Notes due June 2010 were called and retired in February 2005.

(4)    Of the $135 million and $139 million standby letters of credit outstanding at March 31, 2005 and December 31, 2004, $115 million is associated with a letter of credit facility we entered into in November 2004 in connection with our Independence Hub capital project, and the remaining amounts were issued under our Multi-Year Revolving Credit Facility.

Parent-Subsidiary guarantor relationships. Through guarantor agreements which are nonrecourse to us, EPD acts as guarantor of the debt obligations of its Operating Partnership, with the exception of the Seminole Notes, Dixie commercial paper obligations and the senior subordinated notes of GulfTerra. If the Operating Partnership were to default on any debt EPD guarantees, EPD would be responsible for full repayment of that obligation. The Seminole Notes are unsecured obligations of Seminole Pipeline Company (of which we own an effective 88.4% of its capital stock). The senior subordinated notes of GulfTerra are unsecured obligations of GulfTerra (of which we own 100% of its limited and general partnership interests).

Senior Notes E, F, G and H. In September 2004, the Operating Partnership priced a private offering of an aggregate of $2 billion in principal amount of senior unsecured notes in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended, and in October 2004, these notes were issued. On January 24, 2005, we filed a registration statement for an offer to exchange these notes for registered debt securities with identical terms. The exchange of notes was completed in March 2005.

Senior Notes I and J. On February 15, 2005, the Operating Partnership sold $500 million in principal amount of senior notes in a Rule 144A private placement offering, comprised of $250 million in principal amount of 10-year senior unsecured notes and $250 million in principal amount of 30-year senior unsecured notes. The 10-year notes ("Senior Notes I") were issued at 99.379% of their principal amount and have annual fixed-rate interest of 5.00% and a maturity date of March 1, 2015. The 30-year notes ("Senior Note J") were issued at 98.691% of their principal amount and have annual fixed-rate interest of 5.75% and a maturity date of March 1, 2035. The Operating Partnership used the net proceeds from the issuance of Senior Notes I and J to repay $350 million of indebtedness outstanding under Senior Notes A which was due on March 15, 2005, and the remaining proceeds for general partnership purposes, including the temporary repayment of indebtedness outstanding under the Multi-Year Revolving Credit Facility.

These fixed-rate notes are unsecured obligations of the Operating Partnership and rank equally with its existing and future unsecured and unsubordinated indebtedness. The Operating Partnership’s borrowings under these notes are non-recourse to us. EPD has guaranteed repayment of amounts due under these notes through an unsecured and unsubordinated guarantee. These notes were issued under an indenture containing certain covenants, which restrict our ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

Dixie short-term commercial paper debt obligations. Dixie has short-term commercial paper obligations that are supported by a $28 million senior unsecured revolving credit facility. The credit facility primarily serves as a backup to the Dixie commercial paper program and may also be used for general corporate purposes. At March 31, 2005, Dixie had an aggregate of $14 million in commercial paper debt obligations outstanding and none under its senior unsecured revolving credit facility. The senior unsecured revolving credit facility contains certain restrictive covenants, which Dixie was in compliance with at March 31, 2005. Both the Dixie commercial paper program and the senior unsecured revolving credit facility are non-recourse to us.

Covenants. The Operating Partnership is in compliance with the various covenants of the debt agreements at March 31, 2005.

Information regarding variable interest rates paid. The following table shows the range of interest rates paid and weighted-average interest rate paid on our significant consolidated variable-rate debt obligations during the three months ended March 31, 2005.

		Weighted-
	Range of	average
	interest rates	interest rate
	paid	paid
364-Day Acquisition Credit Facility	3.25% to 3.40%	3.30%
Multi-Year Revolving Credit Facility	3.22% to 5.50%	3.42%

Consolidated debt maturity table. The following table shows scheduled maturities of the principal amounts of our debt obligations for the next 5 years and in total thereafter.

2005	$ 31,748
2006	3,802
2007	504,045
2008	4,242
2009	804,576
Thereafter	3,205,715
Total scheduled principal payments	$ 4,554,128

Joint venture debt obligations. We have three unconsolidated affiliates with long-term debt obligations. The following table shows (i) our ownership interest in each entity at March 31, 2005, (ii) total long-term debt obligations (including current maturities) of each unconsolidated affiliate at March 31, 2005, on a 100% basis to the joint venture and (iii) the corresponding scheduled maturities of such long-term debt.

	Our		Scheduled Maturities of Long-Term Debt
	Ownership							After
	Interest	Total	2005	2006	2007	2008	2009	2009
Cameron Highway (1)	50.0%	$ 325,000		$ 8,125	$ 32,500	$ 192,375	$ 16,000	$ 76,000
Poseidon	36.0%	104,000				104,000
Evangeline	49.5%	35,650	$ 5,000	5,000	5,000	5,000	5,000	10,650
Total		$ 464,650	$ 5,000	$ 13,125	$ 37,500	$ 301,375	$ 21,000	$ 86,650

(1) The scheduled maturities for Cameron Highway assume that the construction loan will be converted into a term loan by July 2005 and scheduled repayments will begin on December 31, 2006.

In accordance with terms of its credit agreement, Deepwater Gateway had the right to repay the principal amount plus any accrued interest due under its term loan at any time without penalty. During the first quarter of 2005, Deepwater Gateway exercised this right and extinguished its term loan. We and our 50% joint venture partner in Deepwater Gateway, Cal Dive, made equal cash contributions of $72 million to Deepwater Gateway to fund the repayment of the $144 million in principal amount owed under Deepwater Gateway's term loan.

12. FINANCIAL INSTRUMENTS

We are exposed to financial market risks, including changes in commodity prices and interest rates. We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions. In general, the type of risks we attempt to hedge are those related to the variability of future earnings, fair values of certain debt instruments and cash flows resulting from changes in applicable interest rates or commodity prices. As a matter of policy, we do not use financial instruments for speculative (or “trading”) purposes.

Interest rate risk hedging program. Our interest rate exposure results from variable and fixed rate borrowings under debt agreements. We manage a portion of our interest rate exposures by utilizing interest rate swaps and similar arrangements, which allow us to convert a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt. As summarized in the following table, we had nine interest rate swap agreements outstanding at March 31, 2005 that were accounted for as fair value hedges.

	Number	Period Covered	Termination	Fixed to	Notional
Hedged Fixed Rate Debt	Of Swaps	by Swap	Date of Swap	Variable Rate (1)	Amount
Senior Notes B, 7.50% fixed rate, due Feb. 2011	1	Jan. 2004 to Feb. 2011	Feb. 2011	7.50% to 6.3%	$50 million
Senior Notes C, 6.375% fixed rate, due Feb. 2013	2	Jan. 2004 to Feb. 2013	Feb. 2013	6.375% to 4.9%	$200 million
Senior Notes G, 5.6% fixed rate, due Oct. 2014	6	4th Qtr. 2004 to Oct. 2014	Oct. 2014	5.6% to 3.4%	$600 million

(1) The variable rate indicated is the all-in variable rate for the current settlement period.

The total fair value of these nine interest rate swaps at March 31, 2005, was a liability of $18.7 million, with an offsetting decrease in the fair value of the underlying debt.

During 2004, we entered into two groups of four forward-starting interest rate swap transactions having an aggregate notional amount of $2 billion each in anticipation of our financing activities associated with the closing of the GulfTerra Merger. These interest rate swaps were accounted for as cash flow hedges and were settled during 2004 at a net gain to us of $19.4 million, which will be reclassified from accumulated other comprehensive income to reduce interest expense over the life of the associated debt.

Commodity risk hedging program. The prices of natural gas, NGLs and petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control. In order to manage the risks associated with natural gas and NGLs, we may enter into commodity financial instruments. The primary purpose of our commodity risk management activities is to hedge our exposure to price risks associated with (i) natural gas purchases, (ii) NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas or NGLs.

At March 31, 2005, we had a limited number of commodity financial instruments in our portfolio, which primarily consisted of natural gas cash flow and fair value hedges. The fair value of our commodity financial instrument portfolio at March 31, 2005 was a liability of $0.5 million.

13. SEGMENT INFORMATION

Business segments are components of a business about which separate financial information is available. The components are regularly evaluated by our CEO in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Our business segments are generally organized and managed according to the type of services rendered and products produced and/or sold, as applicable.

We have segregated our business activities into four reportable business segments: Offshore Pipelines & Services, Onshore Natural Gas Pipelines & Services, NGL Pipelines & Services and Petrochemical Services.

The Offshore Pipelines & Services business segment consists of (i) approximately 1,150 miles of offshore natural gas pipelines strategically located to serve production areas in some of the most active drilling and development regions in the Gulf of Mexico, (ii) approximately 800 miles of Gulf of Mexico offshore crude oil pipeline systems and (iii) seven multi-purpose offshore hub platforms located in the Gulf of Mexico.

The Onshore Natural Gas Pipelines & Services business segment consists of approximately 17,200 miles of onshore natural gas pipeline systems that provide for the gathering and transmission of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico and Texas. In addition, this segment includes two salt dome natural gas storage facilities located in Mississippi, which are strategically located to serve the Northeast, Mid-Atlantic and Southeast domestic natural gas markets. This segment also includes leased natural gas storage facilities located in Texas and Louisiana.

The NGL Pipelines & Services business segment includes our (i) natural gas processing business and related NGL marketing activities, (ii) NGL pipelines aggregating approximately 12,775 miles and related storage facilities, which include our strategic Mid-America and Seminole NGL pipeline systems and (iii) NGL fractionation facilities located in Texas and Louisiana. This segment also includes our import and export terminaling operations.

The Petrochemical Services business segment includes four propylene fractionation facilities, an isomerization complex and an octane additive production facility. This segment also includes various petrochemical pipeline systems.

Most of our plant-based operations are located either along the western Gulf Coast in Texas, Louisiana and Mississippi or in New Mexico. Our natural gas, NGL and oil pipelines and related operations are in a number of regions of the United States including the Gulf of Mexico offshore Texas and Louisiana; the south and southeastern United States (primarily in Texas, Louisiana, Mississippi and Alabama); and certain regions of the central and western United States. Our marketing activities are headquartered in Houston, Texas, at our main office and serve customers in a number of regions in the United States including the Gulf Coast, West Coast and Mid-Continent areas.

Consolidated property, plant and equipment and investments in and advances to unconsolidated affiliates are allocated to each segment on the basis of each asset's or investment's principal operations. The principal reconciling item between consolidated property, plant and equipment and segment assets is construction-in-progress. Segment assets represent those facilities and projects that contribute to gross operating margin and is net of accumulated depreciation on these assets. Since assets under construction generally do not contribute to segment gross operating margin, these assets are excluded from the business segment totals until they are deemed operational. Consolidated intangible assets and goodwill are allocated to each segment based on the classification of the assets to which they relate.

Information by segment, together with reconciliations to the consolidated totals, is presented in the following table:

	Operating Segments
	Offshore	Onshore	NGL		Adjustments
	Pipeline	Pipelines	Pipelines	Petrochem.	and	Consolidated
	& Services	& Services	& Services	Services	Eliminations	Totals
Segment assets:
At March 31, 2005	$ 645,785	$ 3,744,543	$ 2,907,682	$ 464,634	$ 296,603	$ 8,059,247
Investments in and advances
to unconsolidated affiliates:
At March 31, 2005	394,337	5,157	137,983	20,502		557,979
Intangible Assets:
At March 31, 2005	193,325	417,352	298,625	50,835		960,137
Goodwill:
At March 31, 2005	61,934	288,467	32,603	73,690		456,694

14. CONDENSED FINANCIAL INFORMATION OF OPERATING PARTNERSHIP

The Operating Partnership and its subsidiaries conduct substantially all of our business. Currently, neither we nor EPD have any independent operations or material assets outside of those of the Operating Partnership. EPD acts as guarantor of all the Operating Partnership’s consolidated debt obligations, with the exception of the Seminole Notes and the remaining amounts outstanding under GulfTerra’s senior subordinated notes. If the Operating Partnership were to default on any debt EPD guarantees, EPD would be responsible for full repayment of that obligation. EPD’s guarantee of these debt obligations is full and unconditional. These debt obligations are non-recourse to us. For additional information regarding our consolidated debt obligations, see Note 11.

The number and dollar amounts of reconciling items between EPD’s consolidated financial statements and those of its Operating Partnership are insignificant. Historically, the primary reconciling items between the consolidated balance sheet of the Operating Partnership and EPD’s consolidated balance sheet were treasury units EPD owns directly and minority interest.

The following table shows condensed consolidated balance sheet data for the Operating Partnership at March 31, 2005:

ASSETS
Current assets	$ 1,398,265
Property, plant and equipment, net	8,059,247
Investments in and advances to unconsolidated affiliates, net	557,979
Intangible assets, net	960,137
Goodwill	456,694
Deferred tax asset	8,915
Long-term receivables	15,144
Other assets	39,482
Total	$ 11,495,863

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities	$ 1,464,474
Long-term debt	4,128,303
Other long-term liabilities	78,195
Minority interest	85,372
Partners’ equity	5,739,519
Total	$ 11,495,863

Total Operating Partnership debt obligations guaranteed by EPD	$ 4,154,000

15. COMMITMENTS AND CONTINGENCIES

Operating leases. We lease certain property, plant and equipment under noncancelable and cancelable operating leases. Our material agreements consist of operating leases, with original terms ranging from 5 to 24 years, for natural gas and NGL underground storage facilities. We generally have the option to renew these leases, under the terms of the agreements, for one or more renewal terms ranging from 2 to 10 years.

Litigation. We are sometimes named as a defendant in litigation relating to our normal business operations, including litigation related to various federal, state and local regulatory and environmental matters. Although we insure against various business risks, to the extent management believes it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of ordinary business activity. Management is not aware of any significant litigation, pending or threatened, that would have a significant adverse effect on our financial position or results of operations.

We own a facility that historically produced MTBE, a motor gasoline additive that enhances octane and is used in reformulated motor gasoline. We operated the facility, which is located within our Mont Belvieu complex. The production of MTBE was primarily driven by oxygenated fuel programs enacted under the federal Clean Air Act Amendments of 1990. In recent years, MTBE has been detected in water supplies. The major source of ground water contamination appears to be leaks from underground storage tanks. As a result of environmental concerns, several states enacted legislation to ban or significantly limit the use of MTBE in motor gasoline within their jurisdictions. In addition, federal legislation has been drafted to ban MTBE and replace the oxygenate with renewable fuels such as ethanol.

A number of lawsuits have been filed by municipalities and other water suppliers against a number of manufacturers of reformulated gasoline containing MTBE, although generally such suits have not named manufacturers of MTBE as defendants, and there have been no such lawsuits filed against our subsidiary which owns the facility. It is possible, however, that MTBE manufacturers such as our subsidiary could ultimately be added as defendants in such lawsuits or in new lawsuits.

Performance Guaranty. In December 2004, our Independence Hub, LLC subsidiary entered into the Independence Hub Agreement (the "Agreement") with six oil and natural gas producers. The Agreement obligates Independence Hub, LLC (i) to construct an offshore platform production facility to process 850 MMcf/d of natural gas and condensate and (ii) to process certain natural gas and condensate production of the six producers following construction of the platform facility.

In conjunction with the Agreement, our Operating Partnership guaranteed the performance of its Independence Hub, LLC subsidiary under the Agreement up to $397.5 million. In December 2004, 20% of this guaranteed amount was assumed by Cal Dive, our joint venture partner in the Independence Hub project. The remaining $318 million represents our share of the anticipated cost of the platform facility. This amount represents the cap on our Operating Partnership's potential obligation to the six producers for our share of the cost of constructing the platform in the very unlikely scenario where the six producers take over the construction of the platform facility. Our performance guarantee continues until the earlier to occur of (i) all of the guaranteed obligations of Independence Hub, LLC shall have been terminated or expired, or shall have been indefeasibly paid or otherwise performed or discharged in full, (ii) upon mutual written consent of our Operating Partnership and the producers or (iii) mechanical completion of the production facility. We expect that mechanical completion will occur on or about November 1, 2006; therefore, we anticipate that the performance guaranty will exist until at least this forecast date.

In accordance with FIN 45, we recorded the fair value of the performance guaranty using an expected present value approach. Given the remote probability that our Operating Partnership would be required to perform under the guaranty, we have estimated the fair value of the performance guaranty at approximately $1.2 million, which is a component of current and other long-term liabilities on our unaudited condensed consolidated balance sheet at March 31, 2005.

16. SUBSEQUENT EVENT

June 1, 2005 senior notes offering

On June 1, 2005, the Operating Partnership sold $500 million in principal amount of 4.95% senior notes due June 2010. The Operating Partnership used the net proceeds of $495.7 million (after deducting applicable underwriting fees, bond discounts and other estimated expenses) from the issuance of these fixed-rate senior notes to temporarily reduce amounts outstanding under the Multi-Year Revolving Credit Facility and for general partnership purposes, including capital expenditures and business combinations.